EXHIBIT 10.14
SEPARATION AGREEMENT

This SEPARATION AGREEMENT (“Agreement”) is made and entered into by and between Alta Mesa Services, LP, a Texas limited partnership (the “Company”), and Michael A. McCabe (“Executive”). The Company and Executive may be individually referred to herein as the “Party” and collectively as the “Parties.” This Agreement is effective on the date it is signed by the last Party to sign it (“Effective Date”).

WHEREAS, Executive and the Company entered into the Employment Agreement dated as of February 9, 2018 (the “Employment Agreement”); and

WHEREAS, Executive will resign from the Company, effective as of the earlier of (i) March 31, 2019, or (ii) a date to be designated solely by the Company (the “Retirement Date”), and thus Executive’s employment with the Company and all of its Affiliates will terminate as of the close of business on the Retirement Date subject to the terms and conditions of this Agreement; and

WHEREAS, the purpose of this Agreement is to set forth the terms governing Executive’s separation from the Company and its Affiliates;

NOW, THEREFORE, in consideration of the promises, conditions, and mutual covenants set forth in this Agreement, and for such other good and valuable consideration, the receipt and legal sufficiency of which the Parties acknowledge, the Parties hereby agree as follows:

1.	Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meanings given to them in the Employment Agreement.

2.
Retirement. Executive will resign from employment with the Company and its Affiliates, and all of its and their applicable boards of directors, committees, trustee positions and all other executive, managerial, or fiduciary positions with the Company and its Affiliates and any of their employee benefits plans, effective as of the Retirement Date unless Executive is earlier terminated by the Company for Cause. Executive’s resignation shall be deemed to be a voluntary termination by the Executive for Good Reason under Section 6(d)(15) of the Employment Agreement. In the event of Executive’s death on or before the Retirement Date, Executive’s death shall be deemed to be a voluntary termination by the Executive for Good Reason under the Employment Agreement in all respects except that payments shall be made to the Executive’s Beneficiary.

3.
Salary and Benefits. Except as otherwise provided in this Agreement, from the Effective Date through the Retirement Date, Executive will continue to receive the salary and benefits, including Annual Bonus, as set forth in and subject to the Employment Agreement as modified by this Agreement as follows: notwithstanding any provision in the Employment Agreement or the LTIP to the contrary, the Company shall not grant or issue to Executive during, or with respect to, the 2019 calendar year or any subsequent calendar year any incentive awards under the LTIP, and Executive confirms and agrees that he shall not be granted or otherwise receive any such incentive awards in 2019 or at any other time with respect to the 2019 calendar year or any subsequent calendar year, as referenced in Section 5 of the Employment Agreement. Regarding the Annual Bonus, Executive understands and agrees that his eligibility for any Annual Bonus is limited to only the 2018 and 2019 Annual Bonuses, subject to the terms and conditions of the Employment Agreement, including, but not limited to, the Annual Bonuses being paid on a pro rata basis.

(Please initial)
Executive /s/ MAM
Company Representative /s/ HC    Page 1

4.
Severance Benefits. Provided that Executive (a) complies with this Agreement and Sections 9 through 17, 21, 25, 31, 32, 34, and 37-39 of the Employment Agreement, and(b) executes and does not revoke the Global Release, as referenced in Section 5 of this Agreement, Executive shall be entitled to: (a) the vesting acceleration under the LTIP provided under Section 6(a)(4)(A) of the Employment Agreement; (b) the severance benefits provided under Sections 6(b)(1)(A)(“Termination Not Following Change in Control”), (2), and (3) of the Employment Agreement; and (c) a lump sum payment (“Lump Sum Payment”) of One Hundred Seventeen Thousand, Two Hundred and Nine dollars ($117,209.00), minus lawful withholdings (collectively, “Severance Payments”). Executive agrees that these Severance Payments constitute the only severance or other compensation the Executive is entitled to receive regarding Executive’s termination of employment with the Company. Therefore, Executive agrees that Executive has waived and has no right to the Additional Payments referenced in Sections 6(b)(1)(B)(“Anticipatory Termination”) or 6(b)(1)(C)(“Termination Following Change in Control”) of the Employment Agreement. In addition, Executive hereby consents and agrees to cancel and forfeit Tranche #1 of the performance-based restricted stock units that were granted to him pursuant to the “Alta Mesa Resources, Inc. 2018 Long Term Incentive Plan Performance-Based Restricted Stock Unit Grant Notice” dated April 12, 2018 (for the avoidance of doubt, such tranche consists of 33,543 Shares), and to execute any documents requested by the Company to effectuate and record such cancellation within 10 days from the Effective Date. In the event that on or before the Retirement Date, Executive is terminated by the Company for Cause, Executive shall not be entitled to the benefits described above in this Section, and instead shall receive only the severance benefits as provided for in the Employment Agreement that are applicable to an involuntary termination for Cause.

5.
Release Consideration. Executive agrees that in exchange for the benefits referenced in this Agreement, Executive will execute a release of all known or unknown claims (“Global Release”) following the Retirement Date, which shall be similar, in all material respects, to the “Release Agreement” attached to this Agreement as Exhibit A. Executive understands and agrees that a failure to timely execute and return the Global Release will result in Executive being ineligible for the benefits referenced in this Agreement.

6.
No Further Obligation. The Parties agree that, apart from the amounts specified in this Agreement, which has modified the Employment Agreement, Executive shall not be entitled to any other payments, reimbursements or other monetary or other consideration from the Company or any of its Affiliates. Except as stated in this Agreement, or as required by law, all other compensation, bonuses, commissions, paid time off, expense reimbursements, and other benefits which relate to Executive’s employment or termination of employment with the Company and all of its Affiliates, except as memorialized in this Agreement, shall cease as of the Retirement Date unless otherwise terminated sooner pursuant to their terms or due to Executive’s earlier termination of employment. Executive agrees that only this Agreement and its modifications to his Employment Agreement shall govern the compensation, benefits, severance or other consideration that Executive shall be entitled to receive from the Company or any of its Affiliates. Accordingly, the Employment Agreement standing alone shall be void and have no force and effect regarding (a) compensation or benefits Executive is entitled to receive through the Retirement Date, or (b) severance or any other compensation or benefits owed to Executive regarding his termination of employment with the Company or any of its Affiliates.

7.
Cooperation and Consultation. Executive agrees to cooperate with the Company in connection with any claims, causes of action, investigations, hearings, proceedings, arbitrations, lawsuits, or other matters that have been brought, or may be brought in the future, against or on behalf of the Company that relate to events or occurrences that transpired while Executive was employed by the Company. Executive’s cooperation in connection with this Section shall include, without limitation, being reasonably available to meet and fully cooperate with the Company or its designated representative, being reasonably available to meet with counsel to prepare for discovery or trial, to prepare and submit affidavit(s) or declaration(s), act as a witness on behalf of the Company at convenient times, and to provide true and accurate testimony regarding any such matters. Executive further agrees to provide consultation on non-legal matters for the Company when requested by the Company following the Retirement Date. The Company agrees to compensate Executive at an hourly rate of Five Hundred Dollars and No Cents ($500.00) for the services described in this Section and agrees to generally limit non-legal consultation to no more than ten (10) hours a week. Executive will also be eligible for travel and other reasonable and customary expenses incurred by Executive when providing the services described in this Section. Executive understands that all services and compensation described in this Section will be as an independent contractor and will be paid through payments by the Company that are reported on an IRS Form 1099. After the Retirement Date, Executive will not receive any other compensation or benefits as an Executive of the Company unless specifically provided for under this Agreement. The Company alone shall determine if and when it needs any of these services from Executive, and the Company alone shall determine when to cease these services.

8.	Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the governing law and venue provisions of the Employment Agreement.

9.	Mandatory Arbitration. This Agreement shall be subject to the mandatory arbitration provisions in Section 31 of the Employment Agreement.

10.	Waiver. A Party’s waiver of any breach or violation of any provision of this Agreement shall not operate as, or be

(Please initial)
Executive /s/ MAM
Company Representative /s/ HC    Page 2

construed to be, a waiver of any later breach of the same or other Agreement provision.

11.
Severability and Reformation. The Parties agree that in the event any court of competent jurisdiction or arbitrator holds any provision of this Agreement to be invalid or unenforceable, such invalid or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required, and the remaining provisions shall not be affected or invalidated and shall remain in full force and effect. Further, should any provision of this Agreement be held by a court of competent jurisdiction or arbitrator to be enforceable only if modified, such holding shall not affect the validity or enforceability of the remainder of this Agreement, the balance of which shall continue to be binding upon the Parties with such modification, if any, to become a part hereof and treated as though contained in this original Agreement, nor shall such holding affect the enforceability or validity of the offending provision in any other jurisdiction. The Parties further agree that any such court or arbitrator is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety. The Parties expressly agree that this Agreement, as so modified by any such court or arbitrator, shall be binding upon and enforceable against each other.

12.
Assignment. This Agreement shall be binding upon and inure to the benefit of Executive and the Company, and any parents, subsidiaries, affiliated companies, successors, or assigns of the Company, but otherwise shall not be for the benefit of any third parties.

13.
Execution. This Agreement may be executed in one or more counterparts, each of which, when executed and delivered, shall be an original, and all of which together shall constitute one and the same instrument. This Agreement may also be executed by facsimile or electronic signatures which signatures shall be deemed as effective as original signatures.

14.
Incorporation of Employment Agreement. This Agreement incorporates the Employment Agreement by reference including all of Executive’s covenants therein. To the extent there is any conflict or inconsistency between a provision in this Agreement and a provision in the Employment Agreement, as determined by the Company, the provision in this Agreement shall control. For purposes of clarity, Executive understands and agrees that Executive has continuing obligations to the Company both now and after Executive’s Retirement Date under Sections 9 through 17, 21, 25, 31, 32, 34, and 37-39 of the Employment Agreement. Executive also understands that this Agreement has modified the Employment Agreement and limits the compensation, benefits, severance and other consideration that Executive may be entitled to receive from the Company as to onlywhat is contained in this Agreement.

15.
Entire Agreement; Modification. This Agreement and the Employment Agreement, as modified by this Agreement, set forth the entire agreement between the Parties concerning the subject matter in this Agreement, except as otherwise stated herein. No oral statements or other prior written material not specifically incorporated into this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated into this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Any amendment to this Agreement must be signed by both Parties to this Agreement. This Agreement supersedes any prior oral or written agreements, understandings, promises, or inducements between Executive and the Company concerning the subject matter in this Agreement, with the exception of any confidentiality agreement or any other obligation which, by its terms or by operation of law, survives the termination of Executive’s employment.

PLEASE READ CAREFULLY BEFORE SIGNING

a.	Executive acknowledges that he has carefully read and understands the terms of this Agreement and his obligations hereunder.

b.	Executive acknowledges that he has been advised to review this Agreement with an attorney of his choosing.

[Signature page follows.]

(Please initial)
Executive /s/ MAM
Company Representative /s/ HC    Page 3

EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS SEPARATION AGREEMENT AND FULLY UNDERSTANDS ITS CONTENTS, AND VOLUNTARILY SIGNS IT OF HIS OWN FREE WILL.

IN WITNESS WHEREOF, the Parties have signed this Agreement, on the dates indicated below, with the intent to be bound by its terms and conditions.

COMPANY:

By: /s/ Harlan H. Chappelle

Name: Harlan H. Chappelle
Title: Chief Executive Officer
Dated this 13th day of November 2018

EXECUTIVE:		WITNESS:

By:	/s/ Michael A. McCabe	By:	/s/ Suellen Adams
Witness signature
Name:	Michael A. McCabe	Name:	Suellen Adams
Date:	November 13, 2018	Date:	November 13, 2018

(Please initial)
Executive /s/ MAM
Company Representative /s/ HC    Page 4